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                                                                   EXHIBIT 23.6

                      CONSENT OF INDEPENDENT ACCOUNTANTS

   We hereby consent to the incorporation by reference in this Amendment No. 3 to the Registration Statement on Form S-4 of Verizon Wireless of the East LP and Verizon Communications Inc. of our report dated February 14, 2000, except as to the pooling-of-interests with GTE Corporation, which is as of June 30, 2000, on our audit of the consolidated financial statements and financial statement schedule of Verizon Communications Inc. and its subsidiaries for the year ended December 31, 1999, which is incorporated by reference in the Verizon Communications Annual Report on Form 10-K/A for the year ended December 31, 2001. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/  PRICEWATERHOUSECOOPERS LLP

New York, New York
May 31, 2002